UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2008

Cimarex Energy Co.

(Exact name of registrant as specified in its charter)

Delaware	001-31446	45-0466694
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 Lincoln Street, Suite 1800
Denver, Colorado 80203

(Address and Zip Code of principal executive offices)

(303) 295-3995

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On December 16, 2008, Cimarex Energy Co., a Delaware corporation (the “Company”), issued a press release announcing the final results of the offer (the “Offer”) by the Company to purchase for cash, on the terms and subject to the conditions set forth in the Company Notice and Offer to Purchase, dated October 30, 2008, as amended, and in the related Letter of Transmittal, all of the Company’s Floating Rate Convertible Senior Notes Due 2023 (the “Notes”), as required by, and pursuant to the terms of the Indenture dated as of December 15, 2003, among Magnum Hunter Resources, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, as supplemented.  The Offer expired on December 15, 2008 at 5:00 p.m., New York City time.

At the time of expiration, the Company was advised by Deutsche Bank Trust Company Americas, the Depositary and the Information Agent for the Offer, that pursuant to the terms of the Offer, Notes in the aggregate principal amount of $105,550,000 were validly tendered and not properly withdrawn prior to the expiration of the Offer.  The Company has accepted for purchase all of the Notes validly tendered and not properly withdrawn.  The purchase price for the Notes pursuant to the Offer was $1,000 in cash per $1,000 principal amount of the Notes.  The aggregate purchase price for all the Notes validly tendered and not properly withdrawn was $105,550,000.  The Company has forwarded cash in payment of the aggregate purchase price to the Depositary for distribution to the holders of the tendered Notes.  The Company funded its purchase of the tendered Notes from its existing bank credit facility.  Following the Company’s purchase of the tendered Notes pursuant to the Offer, Notes in an aggregate principal amount of $19,450,000 remain outstanding.

The press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release dated December 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIMAREX ENERGY CO.

	By:	/s/ Paul Korus
	Name:	Paul Korus
	Title:	Vice President, Chief Financial Officer and
Treasurer

Dated: December 16, 2008

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated December 16, 2008